                              RESIGNATION AGREEMENT

         This Resignation Agreement ("Agreement") is by and among Joseph M. Konradt ("you" or the "Executive"), First Federal Savings Bank LaCrosse-Madison ("we," "us" or the "Bank") and First Federal Capital Corp. (the "Company").

                                   BACKGROUND

         Your active employment with us ended effective as of February 4, 2003 (the "Resignation Date"). We will provide you with certain payments and other benefits for a period of time after your Resignation Date in accordance with the terms of this Agreement (which is intended to reflect and replace the Employment Agreement as it was in effect between yourself and the Bank up until your Resignation Date).

                               TERMS OF AGREEMENT

         The Executive, the Bank and the Company agree to the following terms:

         1. SEVERANCE AND OTHER PAYMENTS AND BENEFITS. You will receive certain severance payments and other benefits provided pursuant to Section 5(vi) of your Employment Agreement with the Bank and as described in the attached "Benefits Summary" (which is incorporated herein and made a part hereof by reference). The Benefits Summary sets forth all amounts, payments and benefits of any type whatsoever to be received by you from us and contains important information about the terms and conditions for these benefits. Please read the Benefits Summary closely.

         2. LAW WHICH APPLIES TO THIS AGREEMENT. This Agreement will be interpreted and enforced based on the laws of the State of Wisconsin.

         3.    RELEASE OF CLAIMS.

               a) Your Release. In exchange for the payments and other benefits specified in this Agreement, you -- for yourself, your spouse, your heirs and all other representatives -- agree to give up (waive) all claims of any nature whatsoever, contractual or otherwise, which you may have relating to your employment, or the termination of your employment, with us. This waiver of claims applies to all claims against the Bank and the Company or any company owned by or otherwise related to the Bank or the Company (including all predecessors, successors and assigns), as well as to anyone associated with or representing us in the past or present, such as officers, directors, employees and agents.

               The claims you are waiving include but are not limited to claims under Federal, state or local law for discrimination, breach of contract, lost wages, compensatory damages, punitive damages, attorneys' fees and all other claims of any type or nature, whether known or unknown, matured or unmatured, direct or indirect. You also agree not to start any lawsuits or other actions, and not to make any other claims in state or Federal court, or with any state, Federal or local governmental, administrative or advisory agency for any purpose related in any way to your employment with us or the termination of your employment.

               You acknowledge that we have agreed to provide the payments and benefits described in this Agreement subject to your execution of this Agreement and that you give up any claims you may have against us. BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE BANK, THE COMPANY AND ANY RELATED PERSON OR ENTITY, EXCEPT FOR YOUR RIGHT TO ENFORCE RECEIPT OF THE BENEFITS AND PAYMENTS DESCRIBED HEREIN.

               b) Our Release. The Bank and Company -- for themselves, their affiliates, successors and assigns -- agree to give up (waive) all claims of any nature whatsoever which they may have relating to your employment or the termination of your employment with us; provided, however, that this release shall not extend to any claim based upon any fraudulent or dishonest act committed by you against us. This waiver of claims applies to claims by the Bank or Company against your spouse, heirs and other representatives, as well as against yourself.

         4. OFFICER INDEMNIFICATION AND RESIGNATION. Notwithstanding your release of claims outlined above, this release does not apply to your right as a former officer and director to indemnification from us or our insurer for claims brought by third parties based on any acts or omissions by you within the scope and during the term of your employment, subject to the limits and conditions imposed by applicable laws and regulations, and by our by-laws and other policies relating to indemnification of officers and directors generally. You agree that execution of the Agreement also evidences your resignation from your positions as an officer and director of First Reinsurance, Inc. and as a director of F.F. Mortgage Reinsurance, Inc., each effective as of the date of termination of your employment with us.

         5. WAIVER OF AGE DISCRIMINATION CLAIMS; REVIEW AND CANCELLATION. In exchange for the amounts to be paid to you by us under this Agreement, you specifically waive any claims which you have or may have against the Bank, the Company or any related person or entity under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act or any other similar law. You will have up to 21 days from the receipt of this Agreement to review and decide whether to accept it. You will also have a period of 7 days after signing this Agreement (the "Cancellation Period") in which to cancel it and this Agreement will not become effective until this time period has passed.

You acknowledge that the payments and benefits provided to you include an additional $2,500 included in the amounts described in the Benefits Summary. This additional amount is not otherwise owed to you by the Bank or Company and will be paid specifically as consideration for your waiver of age discrimination claims.

         6. AVAILABILITY OF OUTPLACEMENT SERVICES. The Bank and Company agree that you may, subject to prior consultation with the Bank and receipt of Bank approval (which approval shall not be unreasonably withheld) retain an executive outplacement service (the "Service") for the purpose of assisting you in meeting your "duty to mitigate" under Section 7 below. The Bank agrees that it will assist you in deferring the cost of retaining outplacement services by making payment directly to the Service of up to the first Thirty Thousand Dollars ($30,000.00) of expense incurred.

         7. ACKNOWLEDGMENT OF DUTY TO MITIGATE. You agree that you have an ongoing obligation to seek an executive level position with an annual salary exclusive of bonuses of not less than $175,000; provided, however, that you are not required to accept a position outside of a 25 mile radius of LaCrosse, Wisconsin. It is agreed that the Bank and Company will waive your duty to mitigate if you pursue additional college or university level education for the purpose of enhancing or altering your career opportunities; provided, however, that in such event the Bank may offset any amounts paid to the Service against the final two (2) payments under Section 1 of the Benefits Summary, but only to the extent you have not received mitigation income and benefits sufficient to offset the amount of the Bank's payments to the Service for your benefit. The Bank and Company will also waive your duty of mitigation in the event of disability. [For purposes of this Agreement, the term "disability" shall mean your inability, as a result of physical or mental incapacity, to substantially perform for a period of 180 consecutive days the duties required of an executive level position. Any questions as to the existence of your disability upon which you and the Bank cannot agree shall be determined by a qualified independent physician mutually agreeable to you and the Bank or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which you maintain your principal residence, upon the request of either party. The costs of any such medical examination shall be borne by the Bank.] If you do obtain employment, you agree to advise Mr. Mel Duncan at the Bank, with the compensation and benefits received from such employment then being treated as an offset to amounts otherwise remaining to be paid hereunder.

         8. NONDISCLOSURE OF AGREEMENT TERMS; NO DEROGATORY COMMENTS; DISCONTINUANCE OF USE OF IMAGE. You agree not to disclose any of the terms of this Agreement to any other person or entity except for your legal, tax and other advisors consulted in connection with review of this Agreement, and your family members; and you will assure that all advisors and family members do not disclose the terms of this Agreement to any other person or entity. The Bank and Company will not disclose the terms hereof, except to the extent required by disclosure requirements imposed by the Securities Exchange Act of 1934. You and the Bank and Company each also agree not to make any derogatory comments about the other (or, with respect to the Bank and the Company about our respective employees or agents). Executive agrees not to object to post-Resignation use of his name and image for promotional purposes, provided that the Bank and Company discontinue such use no later than August 31, 2003.

         9. CONFIDENTIAL INFORMATION. You acknowledge that during the course of your employment with us, you have produced and have had access to materials, records, data, trade secrets and information not generally available to the public regarding us and related entities (collectively the "Confidential Information"). You agree to keep all Confidential Information in confidence, and that you will not directly or indirectly disclose, use, copy, make lists or otherwise utilize any such Confidential Information, except as specifically authorized by us or required by any court or administrative agency. Confidential Information does not include any information which is already known generally to the public. This prohibition is not intended to extend to or prohibit your use of general skills and know-how acquired during your employment with us and we specifically consent to your use and publication of management style, technique and motivation information, materials, etc. which do not contain information specific to the business of the Bank or Company in connection with any such publication (including no objection by the Bank to your use of the name "Carpe Occasio" and which use or publication on your part will not prevent continued usage by the Bank). All records, files, documents and other materials which you have prepared, used or come into contact with shall remain our property, and to the extent you have made copies of such materials (or otherwise retained such materials where they are not necessary to Bank or Company operations) you will not use such information in any manner detrimental to the Bank or Company.

         10. REVIEW BY AN ATTORNEY. You are encouraged to have this Agreement reviewed, at your expense, by an attorney of your choice. By signing this Agreement, you acknowledge that you have had enough time to have an attorney review this Agreement.

         11. PRIOR AGREEMENTS NOT ENFORCEABLE. This Agreement contains the entire agreement of the parties regarding this matter. Any prior representations, promises or agreements (whether oral or written) which are not in this Agreement or the attached Benefits Summary are hereby superseded and not enforceable. The terms of this Agreement may not be altered, amended or waived except by another written agreement signed by all parties.

         12. EXPENSES OF ENFORCEMENT. If any legal proceeding is necessary to enforce or interpret this Agreement, or to recover damages for breach of it, the prevailing party, shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

         13. UNDERSTANDING OF TERMS. You and we each acknowledge that we have read this Agreement completely, and fully understand the terms, nature and effect of this Agreement, and that we each execute it voluntarily and in good faith.

         14. SUCCESSORS; BINDING AGREEMENT. This Agreement will be binding on the parties hereto and on their respective successors, heirs, and assigns, including with respect to the Bank or Company any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or Company. Any successor to the Bank or Company shall be bound to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank or the Company would be required to perform it if no such succession had taken place.

         15. COUNTERPARTS. Duplicate copies of this Agreement may be signed, and each copy will be considered an original document, but when taken together, all copies will constitute one Agreement.


Date Signed:      February 21, 2003

EXECUTIVE:                              FIRST FEDERAL SAVINGS BANK,
                                        LaCROSSE-MADISON


/s/ Joseph M. Konradt                   By: /s/ Jack C. Rusch
---------------------------------           ----------------------------------



                                        FIRST FEDERAL CAPITAL CORP.



                                        By: /s/ Jack C. Rusch
                                            ----------------------------------

                                BENEFITS SUMMARY


         The following is a summary of benefits ("Summary") to be provided to Joseph M. Konradt ("Executive") by First Federal Savings Bank LaCrosse-Madison, F.S.B. (the "Bank") and First Federal Capital Corp. (the "Company") under and pursuant to your Resignation Agreement bearing even date herewith:

1.       Severance Payments.

               Severance payments for a period of thirty-six (36) months (beginning as of February 5, 2003 and ending February 4, 2006 -- the "Severance Pay Period") based on a Base Salary of $236,500.00, and a cash bonus payment of $114,069.00 for the calendar year ended December 31, 2002, payable at the rate of $29,214.08 per month during the Severance Pay Period in accordance with the Bank and Company's normal payroll practices. The first such payment will be made on the first normal payroll date following your Resignation Date; provided that the Bank will suspend payments after the February 28, 2003 pay date if (i) the Resignation Agreement has not been executed by said date, or (ii) at anytime the executed Resignation Agreement is cancelled prior to expiration of the Cancellation Period. All payments made after your Resignation Date will count as payments made for purposes of the Severance Pay Period. The Bank's payment obligation shall terminate in the event of your death; provided, however, in the event of Disability the Bank and Company shall continue payments for the balance of the Severance Pay Period (offset by any disability payments actually received by you from disability plans or insurance maintained or provided by the Bank and by disability payments from any Social Security or other governmental plan or program) at a monthly rate of $19,708 (i.e. Base Salary without consideration of bonus). All severance payments provided pursuant to this Section shall be offset by any compensation received by Executive from employment during the Severance Pay Period.

2.       Waiver of Age Claims Payment.

               You will receive an additional payment of $2,500, included in the first severance payment made to you by the Bank following expiration of the Cancellation Period. This is an additional payment not otherwise owed to you by the Bank or Company and which is paid specifically as consideration for your waiver of age discrimination claims pursuant to Section 5 of the Resignation Agreement.

3.       Group Insurance Coverages.

               The Bank and Company will maintain for Executive, on the same basis (including any required employee premium contribution) as made available to active employees of the Bank, continued coverage under the Bank's group insurance programs (i.e. health, dental, group life, dependent life, personal accident insurance and group long-term disability insurance) for the thirty-six
(36) month period for which resignation payments are made; provided, that coverage under the Bank's group programs will end at such earlier time as Executive may obtain employment which provides him with coverage under comparable programs of another employer. If Executive fails to obtain employment providing comparable coverages prior to expiration of such thirty-six (36) month period, Executive may continue coverage under the

Bank or Company's group health and dental insurance programs for up to an additional eighteen (18) months at his expense as calculated by the Bank or Company.

               In addition to group life insurance coverage, the Bank or Company has paid the 2003 premium on a $150,000 face value insurance policy on Executive's life and will also pay the premiums as they come due for such policy in 2004 and 2005, after which the Bank will transfer the policy to Executive.

               The Bank or Company has also paid the 2003 premium on an executive disability policy and will also pay the premiums as they come due for such policy in 2004 and 2005, after which the policy shall become Executive' responsibility to continue if he so chooses (any amounts received by Executive under said disability policy will be credited for disability obligation offset purposes against the Bank's obligations under Section 1 above).

4.       Qualified Retirement Plans.

               Executive is fully vested in benefits accrued through the Resignation Date under the qualified retirement plans maintained by the Bank and by First Federal Capital Corp. (i.e. the First Federal Savings Bank Savings Investment Plan or "401(k) Plan", the First Federal Capital Corp. Employee Stock Ownership Plan or "ESOP", and the First Federal Savings Bank La Crosse-Madison Pension Plan or "Pension Plan"). Executive shall be entitled to receive his vested benefits under each of said plans in accordance with the respective terms of such plans. Your accrued benefits and balances under each of the qualified plans are as follows:

               (i) Pension Plan -- An accrued monthly benefit of $3,626.00 per month, with payments to commence at your age 65 (October 1, 2021) as a life annuity with 120 monthly payments certain (computed through February 4, 2003).

               (ii) 401(k) Plan-- An account balance of $206,917 as of December 31, 2002.

               (iii) ESOP -- An account balance of $360,228.00 as of December 31, 2002.

         The monthly benefit under the Pension Plan is fixed, while the other account balances will increase or decrease based on investment performance since December 31, 2002.

               In addition, Executive shall be credited with service and accrual under each of the qualified plans equivalent to that which he would have received during the thirty-six (36) month period following his Resignation Date if he had continued as an employee of the Bank (and based on the amount of compensation received by Executive during the Severance Pay Period, but not in excess of the level of compensation permitted to be considered for qualified plan purposes). Such equivalent treatment shall entitle Executive to an amount equivalent to a matching contribution of 3% of compensation under the 401(k) Plan, to the equivalent of a contribution to the ESOP of 1.5% of compensation, and to the equivalent of additional accrued Pension Plan credit (actuarially adjusted) for the 36-month Severance Pay Period. The equivalent amounts that Executive would have earned or had credited to his account under each of the qualified plans would have been as follows:

               (i) Pension Plan -- An additional monthly benefit having a current equivalent value for lump-sum distribution purposes of $28,021.00.

               (ii)  401(k) Plan-- Additional account contributions of
         $18,000.00.

               (iii) ESOP-- Additional account contributions of $9,000.00.

               Such amounts shall be paid by the Bank to Executive as a lump sum within sixty (60) days of expiration of the Cancellation Period.

5.       Stock Options.

               You will have until August 4, 2003 to exercise your 51,400 outstanding and vested stock options. No further vesting of options or of restricted stock awards will occur subsequent to the Resignation Date.

6.       Incentive Programs.

               There will be no accruals nor participation by Executive under any Bank or Company incentive or Supplemental Nonqualified Retirement Program (the "SERP") following the Resignation Date, except to the extent the Severance Payments provided pursuant to Section 1 above reflect the bonus amount received by Executive for the calendar year ended December 31, 2002.

               Executive has an accrued and vested SERP benefit which consists of amounts calculated with respect to each of the 401(k) Plan, ESOP, and Pension Plan. The Bank has calculated the present value of each of those respective elements of the SERP benefit as of your Resignation Date (including an actuarially adjusted payment for the Pension Plan portion) as follows:

               (i) Pension Plan -- An additional monthly benefit amount of $1,327 per month (having a current equivalent lump-sum distribution value of $74,057.00).

               (ii)  401(k) Plan-- Additional account contributions of
         $10,901.00.

               (iii) ESOP-- Additional account contributions of $9,672.00.

               The Pension Plan lump sum amount is fixed, while the other account balances will increase or decrease based on investment performance since December 31, 2002.

               The actual present value amounts will be paid to Executive in the form of a lump sum payment within sixty (60) days of expiration of the Cancellation Period.

7. Outplacement Costs. Subject to approval of Executive's selection of a Service pursuant to Section 6 of the Resignation Agreement, the Bank and Company shall pay directly to such Service the first Thirty Thousand Dollars ($30,000.00) of costs related to Executive's effort to obtain employment. If Executive returns to school to enhance his career opportunities during the Severance Pay Period, the Bank will offset costs paid to the Service against the final two (2) monthly severance payments due under Section 1 hereof, but only to the extent Executive has not received mitigation income and benefits sufficient to offset the amount of the Bank's payments to the Service for Executive's benefit.

8.       PTO Benefit.

               The amount of PTO benefit attributable to employment prior to (accrued vacation, sick-pay, etc.) will be included in the first payment to Executive following expiration of the Cancellation Period. There will be no PTO accruals during or attributable to the Severance Pay Period.

9.       Company Car.

               The Bank agrees to transfer title to the vehicle it currently makes available for Executive's use to Executive without charge, valuing the same at $21,000.

10. La Crosse Country Club. Executive will be forgiven his obligation for repayment to the Bank or Company of the amount advanced by the Bank on his behalf for the acquisition of Capital Membership Certificates and Initiation Fees for his membership at the La Crosse Country Club, as well as for club dues paid through December 31, 2003.

11.      Taxes.

               Generally, the Bank will deduct from any payments made to you under this Agreement any Federal, state or local withholding (including FICA), income or other taxes which it believes are required to be deducted from time to time under applicable law. All amounts payable to you are stated in this Agreement before any such deductions have been made. You will be responsible for talking to your own advisors to determine the effect of payments on your tax liability, social security payments and other rights and obligations.

12.      Changes to Plans or Policies.

               The terms, conditions and provisions of the Bank's insurance plans and policies may be changed from time to time, up to and including termination of any plan or policy. The Bank may make these changes without notifying you and without your approval; provided the group coverages provided shall not be less than the group coverages generally provided to the Bank's executive employees. The Bank will provide you information about your benefits that is provided to other employees for utilization of such benefits. Any change in the Bank's plans or policies may change the type or cost of medical insurance or other benefits which you receive.

13.      Stonier Graduate School of Banking.

               Executive will be forgiven any obligation for repayment of tuition expenses incurred by the Bank on his behalf for his enrollment at the Stonier Graduate School of Banking.

         The undersigned hereby acknowledges receipt and acceptance of this Benefits Summary as of this 21st day of February, 2003, as a part of the Severance Agreement bearing even date herewith.


                                    Executive



                                    /s/ Joseph M. Konradt
                                    ------------------------------------